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                            ------------------------
                     PROXY STATEMENT/PROSPECTUS SUPPLEMENT
              (TO PROXY STATEMENT/PROSPECTUS DATED APRIL 9, 1997)

                            ------------------------

                        RELATING TO THE COMMON STOCK OF

                            SLM HOLDING CORPORATION
                            (THE "HOLDING COMPANY")

     The following legend is required by the Privatization Act in connection with the offering of securities by the Holding Company, including the Holding Company Common Stock:

OBLIGATIONS OF THE HOLDING COMPANY AND ANY SUBSIDIARY OF THE HOLDING COMPANY ARE NOT GUARANTEED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES AND NEITHER THE HOLDING COMPANY NOR ANY SUBSIDIARY OF THE HOLDING COMPANY IS A
GOVERNMENT-SPONSORED ENTERPRISE (OTHER THAN SALLIE MAE) OR AN INSTRUMENTALITY OF THE UNITED STATES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT IS MAY 9, 1997.
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                               TABLE OF CONTENTS

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                                                                                         PAGE
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
Update to Reorganization -- Background................................................     1
Update to Business -- Legal Proceedings...............................................     2
Additional Disclosure Concerning Proposed Tax Legislation.............................     3

     Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus dated April 9, 1997.

                                       ii
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UPDATE TO THE REORGANIZATION -- BACKGROUND

     On May 9, 1997, the CRV convened the meeting scheduled for such date by the CRV. After opening the polls to votes on the CRV proposals, the CRV then moved to adjourn the meeting until May 29, 1997, with the polls remaining open during such time. The CRV indicated that approximately 23 million shares were voted in favor of such adjournment, representing approximately 43% of the outstanding shares of Sallie Mae Common Stock. Sallie Mae believes that such meeting and any purported adjournment thereof were invalid since such meeting was properly called by the Chairman for May 15, 1997 at 2:00 p.m.

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

UPDATE TO BUSINESS -- LEGAL PROCEEDINGS

     On January 10, 1997, the U.S. Court of Appeals for the District of Columbia Circuit struck down the Secretary of Education's interpretation that the 30 basis point offset fee (contained in the Omnibus Budget Reconciliation Act of 1993) applies to any loan in which Sallie Mae holds a direct or indirect interest, including securitized student loans. The Court of Appeals ruled that the fee applies only to loans that Sallie Mae owns and remanded the case to the District Court with instructions to remand the matter to the Secretary of Education. In addition, the Court of Appeals upheld the constitutionality of the offset fee, which applies annually with respect to the principal amount of student loans that Sallie Mae holds and that were acquired on or after August 10, 1993.

     On April 29, 1997, U.S. District Court Judge Stanley Sporkin ordered the U.S. Department of Education to decide, by July 31, 1997, on its final position with respect to the application of the offset fee to loans which Sallie Mae has securitized.

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

ADDITIONAL DISCLOSURE CONCERNING PROPOSED TAX LEGISLATION

     On April 17, 1997, House Ways and Means Committee Chairman Bill Archer, Senate Finance Committee Chairman William V. Roth, Jr., and ranking Senate Finance Committee minority member Daniel Patrick Moynihan proposed legislation (the "Proposed Legislation") which would prevent Section 355 of the Code from applying, except as provided in Treasury Department regulations, to any distribution of stock made by one member of an affiliated group of corporations filing a consolidated return to another member. Subject to various transition rules, the Proposed Legislation is proposed to be effective for intragroup distributions occurring after April 16, 1997. It is not possible to determine at this time whether and in what form the Proposed Legislation may be enacted into law, nor is it possible to determine the ultimate effective dates of any such legislation. If the Proposed Legislation were enacted in its current form with applicable effective dates, however, any ability that the Holding Company might have to effect a tax-free distribution of the stock of any subsidiaries transferred to the Holding Company as part of the privatization could be eliminated. The Holding Company has no current plans to make any such distributions.

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